Exhibit 99.4

Last Updated

2/24/12

Pinnacle West Capital Corporation
Earnings Variance Explanations
For the Three-Month and Twelve-Month Periods Ended December 31, 2011 and 2010

The following discussion includes the earnings variance explanations for Pinnacle West Capital Corporation (“Pinnacle West”) for the three months and twelve months ended December 31, 2011 and 2010. We suggest that this discussion be read in connection with the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2011. Additional operating and financial statistics and a glossary of terms are available on our website (www.pinnaclewest.com).

RESULTS OF OPERATIONS

Pinnacle West’s reportable business segment is our regulated electricity segment, which consists of traditional regulated retail and wholesale electricity businesses (primarily electricity service to Native Load customers) and related activities and includes electricity generation, transmission and distribution.

APSES’s and SunCor’s operations have been classified as discontinued operations.  Pinnacle West sold its investment in APSES in August 2011.

Operating Results — Three-month period ended December 31, 2011 compared with three-month period ended December 31, 2010

Our consolidated net income attributable to common shareholders for the three months ended December 31, 2011 was $13 million, compared with net income of $7 million for the comparable prior-year period.  The results reflect an increase of approximately $7 million for the regulated electricity segment primarily due to increased revenues related to higher retail transmission charges and decreased operations and maintenance expenses, partially offset by higher income taxes, including income tax benefits recognized in the prior-year period.

Last Updated

2/24/12

The following table presents net income attributable to common shareholders by business segment compared with the prior-year period:

	Three Months Ended December 31,
	2011	2010	Net Change
	(dollars in millions)
Regulated Electricity Segment:
Operating revenues less fuel and purchased power expenses (a)	$451	$428	$23
Operations and maintenance (a)	(229)	(231)	2
Depreciation and amortization	(108)	(107)	(1)
Taxes other than income taxes	(35)	(34)	(1)
Other income (expenses), net	(2)	2	(4)
Interest charges, net of allowances for funds used during construction	(50)	(52)	2
Income taxes	(7)	5	(12)
Less income related to noncontrolling interests (Note 20)	(7)	(5)	(2)
Regulated electricity segment net income	13	6	7

All other	—	(1)	1
Income from Continuing Operations Attributable to Common Shareholders	13	5	8

Income from Discontinued Operations Attributable to Common Shareholders (b)	—	2	(2)

Net Income Attributable to Common Shareholders	$13	$7	$6

(a)

Operating revenues less fuel and purchased power expenses includes amounts related to demand-side management, renewable energy and similar regulatory surcharges, which were substantially offset in operations and maintenance.

(b)	Includes activities related to APSES and SunCor.

Regulated electricity segment

This section includes a discussion of major variances in income and expense amounts for the regulated electricity segment.

Operating revenues less fuel and purchased power expenses  Regulated electricity segment operating revenues less fuel and purchased power expenses were $23 million higher for the three months ended December 31, 2011 compared with the prior-year period.  The following table describes the major components of this change:

Last Updated

2/24/12

	Increase (Decrease)
	Operating revenues	Fuel and purchased power expenses	Net change
	(dollars in millions)
Higher demand-side management, renewable energy and similar regulatory surcharges	$14	$—	$14
Higher retail transmission charges	6		6
Higher line extension revenues	3		3
Refund of PSA deferrals	(7)	(9)	2
Higher fuel and purchased power costs, net of off-system sales	(8)	(5)	(3)
Miscellaneous items, net	5	4	1
Total	$13	$(10)	$23

Operations and maintenance  Operations and maintenance expenses decreased $2 million for the three months ended December 31, 2011 compared with the prior-year period primarily because of:

•	A decrease of $6 million in generation costs, primarily due to lower power plant maintenance costs as a result of more work being completed earlier in the year than in 2010;

•	A decrease of $4 million related to employee benefit costs;

•	An increase of $10 million related to costs for demand-side management, renewable energy, and similar regulatory programs, which were primarily offset in operating revenues; and

•	A decrease of $2 million due to other miscellaneous factors.

Income taxes  Income taxes were $12 million higher for the three months ended December 31, 2011 compared with the prior-year period primarily due to higher pretax income in the current-year period.  In addition, the three months ended December 31, 2010 included $4 million of income tax benefits related to prior years resolved in 2010 and $2 million of income tax benefits related to the extension of the Federal R&D credit.

Operating Results — 2011 Compared with 2010

Our consolidated net income attributable to common shareholders for the year ended December 31, 2011 was $339 million, compared with net income of $350 million for the prior year.  The $11 million net decrease consisted of a $14 million decrease in income from discontinued operations and a $3 million increase in income from continuing operations primarily related to the regulated electricity segment.  Regulated electricity segment results reflect increased revenues related to weather and higher retail transmission charges and decreased operations and maintenance expenses.  These positive factors were offset by higher depreciation and amortization due to increased plant in service, higher property

Last Updated

2/24/12

taxes due to increased property tax rates and higher income taxes, including income tax benefits recognized in the prior year.

In addition, income from discontinued operations for the year ended December 31, 2011 included a gain of approximately $10 million after income taxes related to the sale of our investment in APSES.  Income from discontinued operations in the prior year was due to a $25 million gain after income taxes related to the sale of APSES’s district cooling business.

The following table presents net income attributable to common shareholders by business segment compared with the prior year:

	Year Ended December 31,
	2011	2010	Net Change
	(dollars in millions)
Regulated Electricity Segment:
Operating revenues less fuel and purchased power expenses (a) (b)	$2,228	$2,134	$94
Operations and maintenance (a) (b)	(904)	(870)	(34)
Depreciation and amortization	(427)	(415)	(12)
Taxes other than income taxes	(148)	(135)	(13)
Other expenses, net	(8)	(4)	(4)
Interest charges, net of allowances for funds used during construction	(200)	(204)	4
Income taxes	(184)	(161)	(23)
Less income related to noncontrolling interests (Note 20)	(28)	(20)	(8)
Regulated electricity segment net income	329	325	4

All other	(1)	—	(1)
Income from Continuing Operations Attributable to Common Shareholders	328	325	3

Income from Discontinued Operations Attributable to Common Shareholders (c)	11	25	(14)

Net Income Attributable to Common Shareholders	$339	$350	$(11)

(a)

Includes effects of 2011 settlement of certain prior-period transmission rights-of-way related to Four Corners, which did not affect net income, but increased both electric operating revenues and operations and maintenance expenses by $28 million. Costs related to the settlement were offset by related revenues from SCE, which leases the related transmission line from APS.

(b)

Operating revenues less fuel and purchased power expenses includes amounts related to demand-side management, renewable energy and similar regulatory surcharges, which were substantially offset in operations and maintenance.

Last Updated

2/24/12

(c)	Includes activities related to APSES and SunCor.

Regulated electricity segment

This section includes a discussion of major variances in income and expense amounts for the regulated electricity segment.

Operating revenues less fuel and purchased power expenses  Regulated electricity segment operating revenues less fuel and purchased power expenses were $94 million higher for the year ended December 31, 2011 compared with the prior year.  The following table describes the major components of this change:

	Increase (Decrease)
	Operating revenues	Fuel and purchased power expenses	Net change
	(dollars in millions)
Higher demand-side management, renewable energy and similar regulatory surcharges	$29	$1	$28
Settlement of certain prior-period transmission rights-of-way	28	—	28
Effects of weather on usage per customer	33	13	20
Higher retail transmission charges	10		10
Higher line extension revenues (Note 3)	7		7
Higher usage per customer	8	6	2
Refund of PSA deferrals	(33)	(40)	7
Higher fuel and purchased power costs, net of off-system sales	(27)	(24)	(3)
Miscellaneous items, net	2	7	(5)
Total	$57	$(37)	$94

Operations and maintenance  Operations and maintenance expenses increased $34 million for the year ended December 31, 2011 compared with the prior year primarily because of:

•	An increase of $28 million for settlement of certain transmission rights-of-way, which was offset in operating revenues;

•	An increase of $27 million related to costs for demand-side management, renewable energy, and similar regulatory programs, which were offset in operating revenues;

•	A decrease of $16 million related to employee benefit costs; and

•	A decrease of $5 million due to other miscellaneous factors.

Depreciation and amortization  Depreciation and amortization expenses were $12 million higher for the year ended December 31, 2011 compared with the prior year primarily because of increased plant in service.

Last Updated

2/24/12

Taxes other than income taxes  Taxes other than income taxes increased $13 million for the year ended December 31, 2011 compared with the prior year primarily because of higher property tax rates in the current period.

Income taxes  Income taxes were $23 million higher for the year ended December 31, 2011 compared with the prior year.  This increase was primarily due to the effects of higher pretax income in the current year and income tax benefits recognized in the prior year related to a reduction in the Company’s 2010 effective income tax rate.

Discontinued Operations

Income from discontinued operations for year ended December 31, 2011 included a gain of $10 million related to the sale of our investment in APSES.  Income from discontinued operations for the year ended December 31, 2010 included an after tax gain of $25 million related to the sale of APSES’s district cooling business.

PINNACLE WEST CAPITAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED
	DECEMBER 31,		Increase (Decrease)
	2011	2010	Amount	Percent
Operating Revenues
Regulated electricity	$666,502	$653,626	$12,876	2.0%	B
Other revenues	1,390	3,806	(2,416)	63.5%	W
Total	667,892	657,432	10,460	1.6%	B

Operating Expenses
Regulated electricity fuel and purchased power	215,512	225,571	(10,059)	4.5%	B
Operations and maintenance	228,632	230,605	(1,973)	0.9%	B
Depreciation and amortization	107,504	106,673	831	0.8%	W
Taxes other than income taxes	35,406	34,395	1,011	2.9%	W
Other expenses	2,123	3,937	(1,814)	46.1%	B
Total	589,177	601,181	(12,004)	2.0%	B

Operating Income	78,715	56,251	22,464	39.9%	B

Other
Allowance for equity funds used during construction	5,010	5,649	(639)	11.3%	W
Other income	565	2,536	(1,971)	77.7%	W
Other expense	(2,614)	(1,153)	(1,461)	126.7%	W
Total	2,961	7,032	(4,071)	57.9%	W

Interest Expense
Interest charges	58,744	62,237	(3,493)	5.6%	B
Allowance for borrowed funds used during construction	(3,987)	(4,225)	238	5.6%	W
Total	54,757	58,012	(3,255)	5.6%	B

Income From Continuing Operations Before Income Taxes	26,919	5,271	21,648	410.7%	B

Income Taxes	7,375	(5,013)	12,388	247.1%	W

Income From Continuing Operations	19,544	10,284	9,260	90.0%	B

Income From Discontinued Operations
Net of Income Taxes	446	2,217	(1,771)	79.9%	W

Net Income	19,990	12,501	7,489	59.9%	B

Less: Net income attributable to noncontrolling interests	7,426	5,151	2,275	44.2%	W

Net Income Attributable To Common Shareholders	$12,564	$7,350	$5,214	70.9%	B

Weighted-Average Common Shares Outstanding - Basic	109,202	108,730	472	0.4%

Weighted-Average Common Shares Outstanding - Diluted	110,077	109,224	853	0.8%

Earnings Per Weighted-Average Common Share Outstanding
Income from continuing operations attributable to common shareholders - basic	$0.11	$0.05	$0.06	120.0%	B
Net income attributable to common shareholders - basic	$0.12	$0.07	$0.05	71.4%	B
Income from continuing operations attributable to common shareholders - diluted	$0.11	$0.05	$0.06	120.0%	B
Net income attributable to common shareholders - diluted	$0.11	$0.07	$0.04	57.1%	B

Amounts Attributable To Common Shareholders
Income from continuing operations, net of tax	$12,109	$5,155	$6,954	134.9%	B
Discontinued operations, net of tax	455	2,195	(1,740)	79.3%	W
Net income attributable to common shareholders	$12,564	$7,350	$5,214	70.9%	B

B — Better
W — Worse

PINNACLE WEST CAPITAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(dollars and shares in thousands, except per share amounts)

	TWELVE MONTHS ENDED
	DECEMBER 31,		Increase (Decrease)
	2011	2010	Amount	Percent
Operating Revenues
Regulated electricity	$3,237,194	$3,180,678	$56,516	1.8%	B
Other revenues	4,185	8,521	(4,336)	50.9%	W
Total	3,241,379	3,189,199	52,180	1.6%	B

Operating Expenses
Regulated electricity fuel and purchased power	1,009,464	1,046,815	(37,351)	3.6%	B
Operations and maintenance	904,286	870,185	34,101	3.9%	W
Depreciation and amortization	427,054	414,479	12,575	3.0%	W
Taxes other than income taxes	147,408	135,328	12,080	8.9%	W
Other expenses	6,659	7,509	(850)	11.3%	B
Total	2,494,871	2,474,316	20,555	0.8%	W

Operating Income	746,508	714,883	31,625	4.4%	B

Other
Allowance for equity funds used during construction	23,707	22,066	1,641	7.4%	B
Other income	3,111	6,387	(3,276)	51.3%	W
Other expense	(10,451)	(9,921)	(530)	5.3%	W
Total	16,367	18,532	(2,165)	11.7%	W

Interest Expense
Interest charges	241,995	244,174	(2,179)	0.9%	B
Allowance for borrowed funds used during construction	(18,358)	(16,479)	(1,879)	11.4%	B
Total	223,637	227,695	(4,058)	1.8%	B

Income From Continuing Operations Before Income Taxes	539,238	505,720	33,518	6.6%	B

Income Taxes	183,604	160,869	22,735	14.1%	W

Income From Continuing Operations	355,634	344,851	10,783	3.1%	B

Income From Discontinued Operations
Net of Income Taxes	11,306	25,358	(14,052)	55.4%	W

Net Income	366,940	370,209	(3,269)	0.9%	W

Less: Net income attributable to noncontrolling interests	27,467	20,156	7,311	36.3%	W

Net Income Attributable To Common Shareholders	$339,473	$350,053	$(10,580)	3.0%	W

Weighted-Average Common Shares Outstanding - Basic	109,053	106,573	2,480	2.3%

Weighted-Average Common Shares Outstanding - Diluted	109,864	107,138	2,726	2.5%

Earnings Per Weighted-Average Common Share Outstanding
Income from continuing operations attributable to common shareholders - basic	$3.01	$3.05	$(0.04)	1.3%	W
Net income attributable to common shareholders - basic	$3.11	$3.28	$(0.17)	5.2%	W
Income from continuing operations attributable to common shareholders - diluted	$2.99	$3.03	$(0.04)	1.3%	W
Net income attributable to common shareholders - diluted	$3.09	$3.27	$(0.18)	5.5%	W

Amounts Attributable To Common Shareholders
Income from continuing operations, net of tax	$328,110	$324,688	$3,422	1.1%	B
Discontinued operations, net of tax	11,363	25,365	(14,002)	55.2%	W
Net income attributable to common shareholders	$339,473	$350,053	$(10,580)	3.0%	W

B — Better
W — Worse